Filed Pursuant to Rule 433

Registration Statement No. 333-209526

February 26, 2018

Final Term Sheet

$600,000,000 3.650% Notes due 2028

Issuer:	Stryker Corporation

Security Type:	3.650% Notes due 2028

Principal Amount:	$600,000,000

Maturity Date:	March 7, 2028

Interest Payment Dates:	Each March 7 and September 7, commencing September 7, 2018

Coupon (Interest Rate):	3.650%

Price to Public:	99.958% of the Principal Amount

Benchmark Treasury:	2.750% due February 15, 2028

Spread to Benchmark Treasury:	T+80 bps

Benchmark Treasury Yield:	2.855%

Yield to Maturity:	3.655%

Optional Redemption Provisions:

Make-Whole Call:	Prior to December 7, 2027, T + 15 bps

Par Call:	On or after December 7, 2027, at par

CUSIP / ISIN:	863667 AQ4 / US863667AQ47

Expected Ratings*:	Baa1 (stable) (Moody’s) / A (stable) (Standard & Poor’s)

Trade Date:	February 26, 2018

Settlement Date**:	March 7, 2018 (T+7)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Mizuho Securities USA LLC
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Citizens Capital Markets, Inc.
PNC Capital Markets LLC
The Williams Capital Group, L.P.

*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security. No report of any rating agency is being incorporated by reference herein.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.